Exhibit 10.22

SECOND SUPPLEMENT

TO THE MASTER LOAN AGREEMENT

(TERM REVOLVING LOAN)

THIS SECOND SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Second Supplement”), dated as of March 28, 2007, is between AGSTAR FINANCIAL SERVICES, PCA (the “Lender”) and OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (the “Borrower”), and supplements and incorporates all of the provisions of that certain Master Loan Agreement, dated as of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).

1.             Definitions. As used in this Second Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this Second Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Second Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota and as amended from time to time.

“Availability Date” shall have the meaning specified in Section 6 of this Second Supplement.

“Maximum Rate” shall have the meaning specified in Section 8 of this Second Supplement.

“Monthly Payment Date” means the first (1st) day of each calendar month.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding.

“Outstanding Term Revolving Advance” means the total Outstanding Credit under this Second Supplement and the Term Revolving Note.

“Reduced Term Revolving Loan Commitment” shall have the meaning specified in Section 3 of this Second Supplement.

“Request for Advance” shall have the meaning specified in Section 7(a) of this Second Supplement.

“Term Revolving Advance” means an advance under this Second Supplement and the Term Revolving Note.

“Term Revolving Note” means that certain promissory note to be executed and delivered to the Lender by the Borrower on the Conversion Date pursuant to the terms and conditions provided for in this Second Supplement and the MLA.

“Term Revolving Loan Commitment” shall have the meaning specified in Section 3 of this Second Supplement.

“Term Revolving Loan Termination Date” shall have the meaning specified in Section 3 of this Second Supplement.

2.            Conversion of Construction Loan into Term Revolving Loan. Pursuant to the terms and conditions contained in the MLA and this Second Supplement, on the Conversion Date a portion of the Construction Loan shall be converted into a Term Revolving Loan to be used for cash and inventory management purposes.

(a)           Conditions Precedent. In addition to the terms and conditions set forth in the MLA, this Second Supplement and as incorporated from the Disbursing Agreement, the Lender shall not be obligated to convert any part of the Construction Loan into a Term Revolving Loan unless and until:

(i)            Amount of Term Revolving Loan. The maximum amount of the Construction Loan that is converted into a Term Revolving Loan shall be $6,000,000.00;

(ii)           Completion Certificate. The Lender shall have received a Completion Certificate in a form and substance satisfactory to the Lender in its sole discretion;

(iii)          No Defaults. There shall have been no Events of Default under the MLA or any of the Loan Documents prior to the Conversion Date;

(iv)          Representations and Warranties. The representations and warranties contained in the MLA and this Second Supplement are correct on and as of the Conversion Date, except to the extent that they relate solely to an earlier date; and

(v)           Marketing Agreements. The Borrower has executed marketing agreements for all ethanol and DDGS to be produced at the Project and provided Lender with collateral assignments of all such agreements in form and content which is satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements; and

(vi)          Subordinated Debt. The Borrower shall have closed on all Subordinated Debt contemplated by the Project Sources and Uses Statement, and the proceeds of all Subordinated Debt shall have been disbursed by the holders of all Subordinated Debt pursuant to the provisions of the Disbursing Agreement.

3.             Term Revolving Loan Commitment. Lender agrees, on the terms and conditions set forth in the MLA and this Second Supplement, to convert $6,000,000.00 of the Construction Loan into a Term Revolving Loan on the Conversion Date, and to make one or more advances to the Borrower, during the period beginning on the Conversion Date and ending at 12:00 noon Central Time on the Business Day immediately preceding the Maturity Date (the “Term Revolving Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed $6,000,000.00 (the “Term Revolving Loan Commitment”).Under the Term Revolving Loan Commitment amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Term Revolving Loan Termination Date provided, however, that at no time shall the sum of the Outstanding Term Revolving Advances exceed $6,000,000.00.

4.             Purpose. Advances under the Loan may be used for cash and inventory management purposes of the Borrower and its subsidiaries, including closing costs and fees associated with the Term Revolving Loan. The Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 4.

5.             Repayment of the Term Revolving Loan. The Borrower will pay interest on the Term Revolving Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Term Revolving Loan, and continuing on each Monthly Payment Date thereafter until the Term Revolving Loan Maturity Date. On the Term Revolving Loan Maturity Date, the amount of the then unpaid principal balance of the Term Revolving Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Term Revolving Loan shall be due and payable. If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

6.            Availability. Subject to the provisions of the MLA and this Second Supplement, during the period commencing on the date on which all conditions precedent to the initial advance under the Term Revolving Loan are satisfied (the “Availability Date”) and ending on the Term Revolving Loan Termination Date, advances under the Term Revolving Loan will be made as provided in this Second Supplement.

7.             Making the Advances.

(a)           Term Revolving Advances. Each Term Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Term Revolving Advance specifying the amount of such Term Revolving Advance, provided that, no Term Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate. Any Request for Advance applicable to a Term Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from the Lender shall, subject to the terms and conditions of this Second Supplement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(b)           Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Section 7 of this Second Supplement and the MLA), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c)         Minimum Amounts. Each Term Revolving Advance shall be in a minimum amount equal to $50,000.00.

(d)         Conditions Precedent to All Advances. The Lender’s obligation to make each Advance under the Term Revolving Note shall be subject to the terms, conditions and covenants set forth in the MLA and this Second Supplement, including, without limitation, the following further conditions precedent:

(i)            Representations and Warranties. The representations and warranties set forth in the MLA and this Second Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;

(ii)           No Defaults. The Borrower is not in default under the terms of the MLA, this Second Supplement, the Related Documents or any other Material Contracts to which the Borrower is a party and which relates to the construction of the Project or the operation of the Borrower’s business; and

(iii)          Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority.

8.             Interest Rate. Subject to the provisions of Sections 2.07 and 2.08 of the MLA and Sections 9 and 12 of this Second Supplement, the Term Revolving Loan shall bear interest at a rate equal to the LIBOR Rate plus 295 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Term Revolving Loan shall be as provided in the Term Revolving Note, provided, however, in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the “Maximum Rate”).

9.             Default Interest. In addition to the rights and remedies set forth in the MLA: (i) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balance of the Term Revolving Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Term Revolving Loan under the terms of the Term Revolving Note; (ii) after the maturity of the Term Revolving Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Term Revolving Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Term Revolving Loan under the terms of the Term Revolving Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

10.          Late Charge. If any payment of principal or interest due under this Second Supplement or the Term Revolving Note is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

11.          Changes in Law Rendering Certain LIBOR Rate Loans Unlawful.  In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

12.          Maximum Amount Limitation. Anything in the MLA, this Second Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Term Revolving Note or any of the Loan Obligations, or ever be required to pay interest on the Term Revolving Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under the MLA, this Supplement, the Term Revolving Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Supplement, the Term Revolving Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this Supplement, the Term Revolving Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Term Revolving Note, be either refunded to the Borrower, or credited on the principal of the Term Revolving Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Term Revolving Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Term Revolving Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.

13.          Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA and the Loan Documents.

IN WITNESS WHEREOF, the parties have caused this Second Supplement to the Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

BORROWER:

OTTER TAIL AG ENTERPRISES, LLC
a Minnesota limited liability company

/s/ Jerry Larson
By: Jerry Larson
Its: President

LENDER:
AGSTAR FINANCIAL SERVICES, PCA,

/s/ Ron Monson
By: Ron Monson
Its: Vice President